Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

VerifyMe, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	136,530,247	$	$5.32	0.0001381	$0.07

Total Offering Amounts:							$5.32		0.07
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$0.07

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Offering Note(s)

(1)	Rule 457(f) Fee Calculation Details

(1) Pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions. Additionally, in accordance with Rule 416(b) under the Securities Act, if prior to completion of the distribution of the securities covered by the registration statement, all the securities of the class which includes the registered securities are combined by a reverse split into a lesser amount of securities of the same class, the amount of undistributed securities of such class deemed to be covered by the registration statement shall be proportionately reduced, subject to rounding.

(2) The Amount Registered represents the maximum number of shares of common stock, par value $0.0001 per share ("Common Stock"), of VerifyMe, Inc. ("VerifyMe") issuable to shareholders, certain warrant holders, and holders of certain Simple Agreements for Future Equity of Open World Ltd. (“OpenWorld”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated February 11, 2026, by and among VerifyMe, VRME Subsidiary Corp., a Nevada corporation and wholly owned subsidiary of VerifyMe, and OpenWorld, as described in the accompanying registration statement.

(3) The Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee under Rule 457(f)(2) under the Securities Act. OpenWorld is a private company and no market exists for its securities. OpenWorld has an accumulated capital deficit; therefore, the proposed Maximum Aggregate Offering Price is calculated based on an aggregate offering amount equal to one-third of the aggregate par value of the OpenWorld ordinary shares that will be exchanged in the merger.